Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 28, 2014, relating to the consolidated financial statements and the financial statement schedule of Health Net, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in the Company’s annual report on Form 10-K for the year ended December 31, 2013.

/s/ Deloitte & Touche LLP

Los Angeles, California

December 12, 2014